ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-261476
Dated November 17, 2022
Trigger Participation Securities Based on the SPDR® S&P 500® ETF Trust due on or about December 3, 2025
Principal at Risk Securities
This document provides a summary of the terms of the Trigger Participation Securities (the “Trigger Participation Securities” or “Trigger Securities”). Investors should carefully review the accompanying preliminary pricing supplement for the Trigger Securities, the accompanying product supplement, the underlier supplement, the prospectus supplement and the prospectus, as well as the “Risk Considerations” section below, before making an investment decision.
The Trigger Securities do not guarantee any return of principal at maturity and you could lose a significant portion or all of your investment. The Trigger Securities are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS”), and all payments on the Trigger Securities are subject to the credit risk of BNS. As used in this document, “we,” “us,” or “our” refers to BNS.

SUMMARY TERMS
Issuer:	The Bank of Nova Scotia
Issue:	Senior Note Program, Series A
Underlying shares:	Shares of the SPDR® S&P 500® ETF Trust (Bloomberg Ticker: “SPY UP”) (the “fund”)
Stated principal amount:	$10.00 per Trigger Security
Issue price:	$10.00 per Trigger Security
Minimum investment:	$1,000 (100 securities)
Interest:	None
Pricing date:	November 30, 2022
Original issue date:	December 5, 2022 (3 business days after the pricing date; see preliminary pricing supplement).
Valuation date:	November 28, 2025, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Maturity date:	December 3, 2025, subject to postponement for certain market disruption events and as described in the accompanying product supplement.
Payment at maturity per Trigger Security:
◾  If the final share price is greater than the initial share price:
$10.00 + upside payment
◾  If the final share price is less than or equal to the initial share price but greater than or equal to the trigger price:
$10.00
◾  If the final share price is less than the trigger price:
$10.00 + ($10.00 × underlying return)
If the final share price is less than the trigger price, you will lose 1% for every 1% that the final share price falls below the initial share price and you could lose up to your entire investment in the Trigger Securities.

Upside payment:	$10.00 × underlying return
Underlying return:	(final share price – initial share price) / initial share price
Trigger price:	68.40% of the initial share price
Initial share price:	The closing price of the underlying shares on the pricing date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement.
Final share price:	The closing price of the underlying shares on the valuation date, as may be adjusted in the case of certain adjustment events as described in the accompanying product supplement.
CUSIP/ISIN:	06417U727 / US06417U7274
Listing:	The Trigger Securities will not be listed or displayed on any securities exchange or any electronic communications network.
Commission:	$0.30 per stated principal amount
Estimated value on the pricing date:	Expected to be between $9.250 and $9.562 per stated principal amount. See “Risk Factors” in the preliminary pricing supplement.
Preliminary pricing supplement	https://www.sec.gov/Archives/edgar/data/9631/000114036122041955/brhc10044130_424b2.htm
HYPOTHETICAL PAYOUT

The below figures are based on a hypothetical trigger level of 68.40% and are purely hypothetical (the actual terms of your Trigger Securities will be determined on the pricing date and will be specified in the final pricing supplement).

Hypothetical Payment at Maturity

Underlying Return	Payment at Maturity
+50.00%	$15.00
+40.00%	$14.00
+30.00%	$13.00
+20.00%	$12.00
+10.00%	$11.00
+5.00%	$10.50
0.00%	$10.00
-10.00%	$10.00
-20.00%	$10.00
-30.00%	$10.00
-31.60%	$10.00
-32.00%	$6.80
-40.00%	$6.00
-50.00%	$5.00
-60.00%	$4.00
-70.00%	$3.00
-80.00%	$2.00
-90.00%	$1.00
-100.00%	$0.00

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You will find a link to the accompanying preliminary pricing supplement for the Trigger Securities above and links to the accompanying product supplement, underlier supplement, prospectus supplement and prospectus for the Trigger Securities under “Additional Information About BNS and the Trigger Securities” in the preliminary pricing supplement, which you should read and understand prior to investing in the Trigger Securities.
The issuer has filed a registration statement (including a prospectus as supplemented by a prospectus supplement, underlier supplement, product supplement and the preliminary pricing supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC, including the accompanying preliminary pricing supplement and the accompanying prospectus supplement, underlier supplement and product supplement, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (212) 225-5678. Our Central Index Key, or CIK, on the SEC web site is 0000009631.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to Return Characteristics
▪	Risk of loss at maturity; you may lose up to your entire investment.
▪	The stated payout from the issuer applies only at maturity.
▪	You will not receive any interest payments.
▪	The amount payable on the Trigger Securities is not linked to the price of the underlying shares at any time other than the valuation date.
▪	Owning the Trigger Securities is not the same as owning the underlying shares or the underlying constituent stocks.
Risks Relating to Characteristics of the Underlying Shares
▪	An investment in the Trigger Securities involves market risk associated with the underlying shares.
▪	There can be no assurance that the investment view implicit in the Trigger Securities will be successful.
▪	Changes affecting the target index of the underlying shares could have an adverse effect on the market value of, and any amount payable on, the Trigger Securities.
▪	There is no affiliation between the index sponsor and BNS, and BNS is not responsible for any disclosure by such index sponsor.
▪	BNS cannot control actions by the sponsor and the sponsor has no obligation to consider your interests.
▪	There are risks associated with an investment that is linked to the performance of an exchange-traded fund.
Risks Relating to Estimated Value and Liquidity
▪
BNS’ initial estimated value of the Trigger Securities at the time of pricing (when the terms of your Trigger Securities are set on the pricing date) will be lower than the issue price of the Trigger Securities.

▪
Neither BNS’ nor SCUSA’s estimated value of the Trigger Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities.

▪	BNS’ initial estimated value of the Trigger Securities does not represent future values of the Trigger Securities and may differ from others’ (including SCUSA’s) estimates.
▪	The Trigger Securities have limited liquidity.
▪
The price at which SCUSA would buy or sell your Trigger Securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of your Trigger Securities. SCUSA’s estimated value of the Trigger Securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate.

▪	The price of the Trigger Securities prior to maturity will depend on a number of factors and may be substantially less than the stated principal amount.
Risks Relating to Hedging Activities and Conflicts of Interest
▪
Hedging activities by BNS and SCUSA may negatively impact investors in the Trigger Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Trigger Securities.

▪
We, SCUSA and our other affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the sponsor and/or the underlying constituent stock issuers and the market activities by us, SCUSA or our other affiliates for our or their own respective accounts or for our clients could negatively impact investors in the Trigger Securities.

▪	Activities conducted by BNS and its affiliates may impact the market price of the underlying shares and the value of the Trigger Securities.
▪	The calculation agent can make anti-dilution and reorganization adjustments that affect the payment at maturity.
▪	The calculation agent will have significant discretion with respect to the Trigger Securities, which may be exercised in a manner that is adverse to your interests.
▪	BNS and its affiliates may publish research or make opinions or recommendations that are inconsistent with an investment in the Trigger Securities.
Risks Relating to General Credit Characteristics
▪	Payments on the Trigger Securities are subject to the credit risk of BNS.
Risks Relating to Canadian and U.S. Federal Income Taxation
▪
Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger Securities are uncertain. You should consult your tax advisor about your tax situation. See “Additional Information About the Trigger Securities — Tax Considerations” and “— Material Canadian Income Tax Consequences” in the preliminary pricing supplement.

Underlying Shares
For information about the underlying shares, including historical performance information, see “Information About the Fund” in the preliminary pricing supplement.

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